Exhibit 99.1

CONTACT:
Richard Bagge Interim Chief Financial Officer (857-415-5020) InvestorRelations@getcosi.com

Così, Inc. Hires Miguel Rossy-Donovan as New Chief Financial Officer

Richard Bagge, Interim CFO, to Assume Role of Vice President Development

Boston, MA – March 31, 2015 - Cosi, Inc. (NASDAQ:  COSI), the fast-casual restaurant company, today announced that it has hired Miguel Rossy-Donovan as Chief Financial Officer.

Rossy, 47, joins Cosi from Teach For America, where he has served as Chief Finance & Administration Officer since 2005.  At Teach For America, Rossy defined the vision and built from the ground up the financial, accounting, technology, and administration infrastructure required to support and accelerate the organization's aggressive 10 year growth plan from $50 million and 9 regions in late 2005 to over $350 million and 50 regions in 2015.

In total, Rossy has 15 years of finance, accounting and operational experience in the private sector, including 10 years in publicly-traded companies in the restaurant industry.

“We are pleased to have someone with Miguel’s experience join the Cosi senior leadership team,” said RJ Dourney, Cosi CEO and President.  “Miguel brings with him outstanding leadership and financial expertise along with years of restaurant industry experience.”

“Cosi is an outstanding brand with excellent food and people, and I am thrilled to have this opportunity,” said Rossy.  “When RJ Dourney laid out for me the vision for Cosi, I was very compelled by the brand’s potential, the clarity of its strategy, and the strength of its leadership team - I want to be a part of the journey.”

Rossy will replace Richard Bagge, Cosi’s interim CFO.  As previously announced, Bagge will move into the role of Vice President of Development, with the appointment of Rossy as CFO.  “Rich has been a valuable partner through the transition, and we are pleased that Rich will remain with Cosi in the role of Vice President of Development,” said Dourney.  “The Board would like to thank Rich for his service as Interim CFO,” added David Lloyd, Chairman of the Audit Committee.  “He provided invaluable support and leadership through the transition.”

Prior to joining Teach for America, Rossy spent 8 years on the finance and strategy teams at Brinker International, at the time a $3.9 billion, 1,588 unit publicly traded casual dining restaurant company, including Divisional CFO at Chili's Grill & Bar, Director of Business Analysis at On The Border Mexican Grill & Cantina, Vice President of Strategic Planning for the

Company, and Vice President Finance & Business Operations. Prior to joining Brinker, Rossy spent 2 years at Darden as a Senior Financial Analyst at Red Lobster and 4 years at Bankers Trust (now Deutsche Bank) as Assistant Treasurer at The Private Banking division. He received a Bachelor of Science in Business Administration from Marquette University in 1989, and a Masters of Business Administration from Columbia Business School in 1995.

Rossy will join the Cosi team in mid-May, in its Boston headquarters.

About Così, Inc.
Così® (http://www.getcosi.com) is an upscale national fast casual restaurant company.  At the heart of every restaurant is a hearth where the Così® signature flatbread is made from scratch throughout the day.  The flatbread is made from a generations-old recipe and is part of many Così® favorites.  Così® was founded on the idea that good for you food should be delicious.  Menu items are made using fresh ingredients and distinctive sauces and spreads to create edgy flavors.  The menu features made-to-order sandwiches, tossed salads, bowls, breakfast wraps, melts, all natural soups, signature Squagels®, artisan flatbread pizzas, S`mores, snacks and desserts.  Guests can also enjoy handcrafted beverages and a variety of coffee-based and specialty beverages.

Così® employees create a welcoming environment where guests are invited to relax and enjoy great food.  In many cases, Così® is the cornerstone of the communities that they are in and take pride in supporting community organizations and local charities. There are currently 63 Company-owned and 49 franchise restaurants operating in sixteen states, the District of Columbia, Costa Rica and the United Arab Emirates.

“COSÌ,” and related marks are registered trademarks of Così, Inc. in the U.S.A. and certain other countries. Copyright © 2015 Così, Inc. All rights reserved.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains statements that constitute forward- looking statements under the federal securities laws. Forward-looking statements are statements about future events and expectations and not statements of historical fact. The words "believe," "may," "will," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "plan," "strive," or similar words, or negatives of these words, identify forward- looking statements. We qualify any forward-looking statements entirely by these cautionary factors. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the cost of our principal food products and supply and delivery shortages and interruptions; labor shortages or increased labor costs; changes in demographic trends and consumer tastes and preferences, including changes resulting from concerns over nutritional or safety aspects of beef, poultry, produce, or other foods or the effects of food-borne illnesses, such as E. coli, “mad cow disease” and avian influenza or “bird flu”; competition in our markets, both in our business and in locating suitable restaurant sites; our operation and execution in new and existing markets; expansion into new markets including foreign markets; our ability to attract and retain qualified franchisees and our franchisees’ ability to open restaurants on a timely basis; our ability to locate suitable restaurant sites in new and existing markets and negotiate acceptable lease terms; the rate of our internal growth and our ability to generate increased revenue from our existing restaurants; our ability to generate positive cash flow from existing and new restaurants; fluctuations in our quarterly results due to seasonality; increased government regulation and our ability to secure required government approvals and permits; our ability to create customer awareness of our restaurants in new markets; the reliability of our customer and market studies; cost effective and timely planning, design and build out of restaurants; our ability to recruit, train and retain qualified corporate and restaurant personnel and management; market saturation due to new restaurant openings; inadequate protection of our intellectual property; our ability to obtain additional capital and financing; adverse weather conditions which impact customer traffic at our restaurants; and adverse economic conditions. Further information regarding factors that could affect our results and the statements made herein are included in our filings with the Securities and Exchange Commission.

Additional information is available on Così's website at
http://www.getcosi.com in the investor relations section.